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                                                                    EXHIBIT 15.1



                         ACCOUNTANTS' AWARENESS LETTER



     We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Goody's Family Clothing, Inc. and subsidiaries for the periods ended (i) August 2, 1997 and August 3, 1996, as indicated in our report dated August 21, 1997, and (ii) May 3, 1997 and May 4, 1996, as indicated on our report dated May 19, 1997; because we did not perform an audit, we expressed no opinion on that information.



     We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended August 2, 1997 and May 3, 1997, are incorporated by reference in this Registration Statement on Form S-3.



     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP


Atlanta, Georgia


August 25, 1997